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                                                                     EXHIBIT 5.1


June 19, 2006


Board of Directors
VeraSun Energy Corporation
100 22nd Avenue
Brookings, SD 57006

         We have acted as counsel for VeraSun Energy Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, covering 10,000,000 shares of Common Stock, $0.01 par value, (the "Shares") of the Company issuable under the Company's 2003 Stock Incentive Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

         In rendering our opinion, we rely with respect to matters of South Dakota law upon an opinion of Cadwell Sanford Deibert & Garry LLP.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,


                                             /s/ STOEL RIVES LLP
                                             Stoel Rives LLP